EXHIBIT 8

STATE OF GEORGIA,
COUNTY OF BARTOW:

                                 LEASE AGREEMENT

      THIS LEASE AGREEMENT, made this 6th day of April, 1999 by and between ERWIN FAMILY PARTNERSHIP, LLLP, A GEORGIA LIMITED PARTNERSHIP (hereinafter called "Landlord"), and PRIMROSE SCHOOL FRANCHISING COMPANY, A GEORGIA CORPORATION, (hereinafter called "Tenant").

                                  WITNESSETH:

      WHEREAS, Landlord owns certain real property located in Cartersville, Georgia, located at 199 South Erwin Street, Bartow County, Cartersville, Georgia, which is more particularly described in Exhibit "A", attached hereto and made a part hereof (the "Real Property"); and

      WHEREAS, there are certain improvements located on the Real Property, the same being an office building (the Real Property and said building and parking lot being hereinafter referred to collectively as the "Premises"); and

      WHEREAS, Landlord wishes to lease the Premises to Tenant and Tenant wishes to take the Premises from Landlord under the terms and conditions as stated herein;

      NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, Ten ($10.00) Dollars, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

                                  SECTION 1

                                 THE PREMISES

      1.01. Landlord does hereby demise and lease the Premises to Tenant and Tenant does hereby accept and lease the Premises from Landlord, for the term, and subject to the covenants, agreements, and conditions herein.

      1.02. Tenant paying the rent and other charges hereby reserved, and performing and observing all of the several covenants by it to be kept and performed, may peaceably hold and enjoy the Premises with exclusive control and possession during the term of this Lease.

      1.03. Tenant acknowledges that it has inspected the Premises, knows the condition

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thereof, and accepts the Premises in its present condition as suitable for the purposes which the Premises are leased, subject to its right to make alterations and to remodel as provided in paragraph 8.01 herein.

                                  SECTION 2

                         THE TERM AND MONTHLY RENTAL

      2.01. The term of this Lease will commence on the 6th day of April, 1999 ("the Commencement Date"), and shall continue for a period of two (2) years from and after the Commencement Date (such period being hereinafter called the "Term"). Provided this Lease is in full force and effect, Tenant shall have the option to renew this Lease for three, one-year terms. Tenant shall exercise each option by notice to Landlord on or before the date which is ninety (90) days prior to the then expiration date of this Lease, as the same may have been extended. If Tenant shall exercise a renewal option, this Lease shall be extended for an additional one-year term on the same covenants and conditions of this Lease except that the annual rent shall be as set forth in Section 2.03 below and Tenant shall have one less option to renew this Lease for an additional one-year term.

      2.02. During the initial term, the annual rent paid by Tenant to Landlord shall be the sum of Sixty-Six Thousand and No/100 ($66,000.00) Dollars, payable in equal monthly installments of Five Thousand Five Hundred and No/100 ($5,500.00) Dollars. All rental payments shall be due and payable on the tenth
(10th) day of each month at Landlord's principal office located at 5555 Cave Spring Road, Cave Spring, Georgia 30124, or at such other place as Landlord may designate in writing. Any payment not made by the due date shall be subject to a late fee of two percent (2%) of such rental payment.

      2.03. During any renewal term the annual rent shall be increased by the percentage increase, if any, in the Index (as hereinafter defined). The new annual fixed rent during such renewal term shall equal the sum of (i) the then current annual rent for the then expired term and (ii) the product of the annual rent for the then expired term and the percentage change, if any, in the Index for the month immediately preceding the month in which the then current renewal term commences and the Index for the month immediately preceding the commencement of the then expired term. The term "Index" shall mean the "All-Items Figures for All Urban Consumers" in

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the "Consumer Price Index U.S. City Average (1982-84=100)" issued by the Bureau of Labor Statistics of the United States Department of Labor. If the Index, as published by the Bureau of Labor Statistics, is discontinued, then the "Index" published by the United States Department of Commerce shall be used (with proper adjustment), and if the Department of Commerce Index is discontinued, then the parties shall agree on a suitable substitute. If Landlord and Tenant are unable to agree on a suitable substitute, the substitute shall be determined by arbitration in the manner provided by law. As soon as practicable after the publication of the Index or the determination of a substitute index, Landlord shall determine the change in the Index, if any. Pending such determination, Tenant shall continue to pay annual rent at the same rate as the then expired term. When the change has been determined, Tenant shall promptly pay the increase to Landlord.

                                  SECTION 3

                             USE OF THE PREMISES

      3.01. During the continuation of this Lease, including any assignment or subletting, the Premises may be used and occupied only as office space; provided, that Tenant will not knowingly use or permit any person to use the Premises or any part thereof for any use or purposes in violation of any applicable laws, ordinances, or other regulations, including, but not limited to, environmental laws. During the continuation of this Lease, Tenant shall keep the Premises and every part thereof in a clean and wholesome condition and generally will comply with all laws, rules, ordinances and regulations; provided, however, Tenant shall not be required to perform structural repairs unless such structural repairs are required as a result of Tenant's manner of use. Tenant and its assignees and sub-lessees shall have the right to display signs on the Premises, but only such as advertise the business carried on in the Premises by the Tenant and its assignee or sub-lessee and such signs shall comply in all respects with applicable laws, regulations and ordinances. Upon termination of this Lease, Landlord may require Tenant to remove, at Tenant's sole expense, all signs erected by Tenant on the Premises during the continuation of this Lease.

                                  SECTION 4

                        TAXES, ASSESSMENTS & UTILITIES

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      4.01. Tenant shall pay 100% of all of the ad valorem and other taxes assessed against the Premises during the term of this Lease.

      4.02. Tenant shall pay 100% of all of the ad valorem and other personal property taxes assessed against the furniture, fixtures and equipment placed or located in the Premises by Tenant during the term of the Lease.

      4.03. Tenant agrees to pay all charges made against the Premises for gas, water, heat, electricity, and all other utilities as and when due during the continuation of the Lease, and shall pay all charges for trash collection, if any.

                                  SECTION 5

                       INSURANCE; WAIVER OF SUBROGATION

      5.01. Tenant will obtain and maintain fire and casualty insurance on the Premises during the term of the Lease in the amount equal to the amounts maintained on the date hereof, naming Landlord and Tenant as insureds thereunder as their respective interest may appear, and also naming all lienholders as mortgagees.

      5.02. Tenant shall procure and maintain throughout the term of this lease a policy of insurance, at its sole cost and expense, insuring Tenant, Landlord, and all other persons designated by Landlord against any and all liability for injury to or death of a person, or persons, and for damage to or destruction of property occasioned by or arising out of or in connection with the use and occupancy of the Premises, or by the condition of the Premises, the limits of such policy or policies shall be equal to the amounts currently maintained by Tenant.

      5.03. Tenant shall insure the contents of the Premises. Landlord shall not, except in the event of his gross negligence, have any liability or obligations to Tenant, its employees, agents, customers, contractors or any other third party for the contents of the Premises.

      5.04. The insurance policy or policies to be provided by Tenant hereunder shall be issued by an insurance company or companies authorized to do business in the State of Georgia. At Landlord's request, certificates of insurance evidencing the insurance coverage will be delivered by Tenant to Landlord prior to the Commencement Date, together with receipts, evidence and payment of the premiums therefor.

      5.05. If Tenant fails to provide all or any of the insurance required by this Section, or

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subsequently fails to maintain such insurance in accordance with the requirements of this Section, Landlord may (but will not be required to), and without waiving or releasing Tenant from any of Tenant's obligations, procure or renew such insurance, and any amounts paid by Landlord for such insurance will be additional rental due and payable on or before the next rental date, together with late charges and interest, if any, as provided in Section 2.

      5.06. Landlord and Tenant shall each cause all policies of insurance maintained with respect to the Premises, respectively, to contain provisions that the insurance shall not be invalidated by each releasing the other of liability if such a provision is obtainable without any additional premium therefor or if such provision is obtainable with an additional premium therefor and the released party elects to pay and does pay such additional premium. If such provision is contained in such policies and is in force, Landlord and Tenant shall each be deemed to have released the other for damage normally covered by such insurance.

                                  SECTION 6

                       DAMAGE BY FIRE OR OTHER CASUALTY

      6.01. If the Premises are totally destroyed by storm, fire, lightning, earthquake or other casualty, this Lease shall terminate as of the date of such destruction, and rental shall be accounted for as between Landlord and Tenant as of that date. If the Premises are damaged, but not wholly destroyed by any such casualties, rental shall abate in such proportion as use of the Premises has been destroyed, and Landlord shall restore the Premises as quickly as possible to the same condition as before the damage was incurred, whereupon full rental shall recommence. Notwithstanding the foregoing if more than 35% of the Premises are damaged by storm, fire, lightning, earthquake or other casualty then either party may terminate this Lease by notice to the other party given not later than thirty (30) days after the date of such casualty.

                                  SECTION 7

                                   REPAIRS

      7.01. Tenant shall be responsible for all non structural repairs to the Premises, all ordinary maintenance or repairs to the building systems and all repairs to the Premises resulting from the negligence or willful misconduct of Tenant.

      7.02. Except as set forth in Section 7.01, Landlord shall be responsible for all repairs to

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the roof, the structural elements of the Premises and the building systems.

                                  SECTION 8

                                 ALTERATIONS

      8.01. Tenant shall have the right to make such alterations, additions, or improvements to the Premises only with the consent of Landlord. Notwithstanding the foregoing, Landlord shall not unreasonably withhold its consent in connection with any nonstructural alterations, additions or improvements to the Premises and Landlord's consent shall not be required in connection with decorative changes to the Premises (such as painting, carpeting, etc.). All alterations, additions, and improvements made by Tenant shall remain the property of the Tenant until the termination of the Lease; provided, that said alterations, additions, or improvements shall become the property of Landlord at the termination of the Lease and shall remain on and be surrendered with the Premises.

                                   SECTION 9

                                EMINENT DOMAIN

      9.01. If all or a portion of the Premises is taken in any manner for any public or quasi-public use, and the remainder of the Premises is unsuitable for the conduct of Tenant's business in Tenant's reasonable opinion then Tenant shall have the option to terminate this Lease within 30 days after the date title is vested in the condemning authority.

                                  SECTION 10

                           ASSIGNMENT OR SUBLETTING

      10.01. Tenant may not assign this Lease or sublet the whole or any part of the Premises without the written consent of Landlord which consent shall not be unreasonably withheld. Notwithstanding anything contained herein to the contrary the foregoing shall not apply to and Tenant may, without Landlord's written consent, assign this Lease or sublet all or any portion of the Premises to (i) any entity that merges with Tenant, (ii) any entity that acquires all or substantially all of the stock or assets of Tenant or (iii) any entity which is controlled by, controls or under common control with Tenant.

                                  SECTION 11

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                            INSPECTION OF PREMISES

      11.01. Tenant agrees to permit Landlord and his authorized representatives to enter the Premises at all reasonable times, upon reasonable notice for the purpose of inspecting the same. Landlord and its authorized representatives shall have the right to enter the Premises at any time without prior notice (but Landlord shall promptly notify Tenant after such entry) in the event of an emergency (i.e. imminent danger to persons or property).

                                  SECTION 12

                            FIXTURES AND EQUIPMENT

      12.01. All furnishings and equipment, which are paid for and placed in or on the Premises by Tenant from time to time will remain the property of Tenant. Provided however, all fixtures placed in or on the Premises shall become a part of the Premises and the property of Landlord upon termination of this Lease.

                                  SECTION 13

                              NOTICE OR DEMANDS

      13.01. All bills, notices, statements, communications to or demands (collectively, "notices or demands") upon Landlord or Tenant desired or required to be given under any of the provisions hereof must be in writing. Any such notices or demands from Landlord to Tenant will be given by personal delivery or by United States certified mail, return receipt requested, in an envelope properly stamped and addressed to Tenant at Primrose Holdings, c/o Capital Partners, 1 Pickwick Plaza, Suite 310, Greenwich, Connecticut 06830, Attention:
James G. Anderson, with a copy to Morgan, Lewis & Bacchus LP, 101 Park Avenue, New York, New York, 10178, Attention: Christopher Jensen, Esq., or such other address as Tenant may have last furnished by written notice to Landlord, and any such notices or demands from Tenant to Landlord will be given by personal delivery or by United States certified mail, return receipt requested, in an envelope properly stamped and addressed to Landlord at 5555 Cave Spring Road, Cave Spring, Georgia 30124, or such other address as Landlord may have last furnished by written notice to Tenant. The effective date of such notice or demand will be deemed to be the time when personally delivered or three (3) business days after so mailed as herein provided.

                                  SECTION 14

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                         BREACH: INSOLVENCY: RE-ENTRY

      14.01. If any rent payable by Tenant to Landlord remains unpaid for more than ten (10) days after it is due, and if such default continues for a period of five (5) days after written notice thereof to Tenant or if Tenant violates or defaults in the performance of any of its obligations in this Lease and the violation of default continues for a period of thirty (30) days after written notice, by Landlord to Tenant, (or if such default is not capable of being cured within such thirty (30) day period and Tenant fails to commence to cure such default within said thirty (30) day period and thereafter diligently prosecute such cure to completion) then Landlord may (but will not be required to) declare this Lease forfeited and the term ended, or re-enter the Premises, or may exercise all other remedies available under Georgia law. Landlord will not be liable for damages to person or property by reason of any legitimate re-entry or forfeiture, and Landlord will be aided and assisted by Tenant, its agents, representatives, and employees. Tenant, by the execution of this Lease, waives notice of re-entry by Landlord. In the event of re-entry by Landlord without declaration of forfeiture, the liability of Tenant for the rent provided herein will not be relinquished or extinguished for the balance of the Lease term, and any rentals prepaid may be retained by Landlord and applied against the costs of re-entry, or as liquidated damages, or both. Tenant will pay, in addition to the rentals and other sums agreed to be paid hereunder, reasonable attorneys' fees, costs and actual expenses incurred by or on behalf of Landlord in any suit or action instituted by or involving Landlord to enforce the provisions of, or the collection of the rentals due Landlord under this Lease, including any proceeding under the Federal Bankruptcy Code.

      In the event of declaration of forfeiture at or after the time of re-entry, Landlord may re-lease the Premises or any portion(s) of the Premises for a term or terms and at a rent which may be less than or exceed the balance of the term of and the rent reserved under this Lease. In such event, Tenant will pay to Landlord as liquidated damages for Tenant's default any deficiency between the total rent reserved herein and the net amount, if any, of the rents collected on account of the lease or leases of the Premises which otherwise would have constituted the balance of the Lease term. In computing such liquidated damages, there will be added to the deficiency any expenses which Landlord may incur in connection with releasing, such as legal

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expenses, attorneys' fees, brokerage fees and expenses, advertising and for keeping the Premises in good order or for preparing the Premises for re-leasing. Any such liquidated damages will be paid in monthly installments by Tenant on the Rent Day and any suit brought to collect the deficiency for any month will not prejudice Landlord's right to collect the deficiency for any subsequent month by a similar proceeding. In lieu of the foregoing computation of liquidated damages, Landlord may elect, at its sole option, to receive liquidated damages in one payment equal to any deficiency between the total rent reserved hereunder and the fair and reasonable rental of the Premises, both discounted at ten percent (10%) per annum to present value at the time of declaration of forfeiture.

      Whether or not forfeiture has been declared, Landlord will not be obliged or be responsible in any way for failure to re-lease the Premises or, in the event that the Premises are released, for failure to collect the rent under such re-leasing, provided that Landlord shall attempt to re-lease the Premises. The failure of Landlord to re-lease all or any part of the Premises will not release or affect Tenant's liability for rent or damages.

                                  SECTION 15

                     SURRENDER OF PREMISES ON TERMINATION

      15.01. At the expiration (or earlier termination) of this Lease, Tenant will surrender the Premises broom clean and in as good condition and repair as they were on the date of this Lease, reasonable wear and tear and damage by casualty excepted, and promptly upon surrender will deliver all keys for the Premises to Landlord at the place then fixed for payment of rent.

                                  SECTION 16

              PERFORMANCE BY LANDLORD OF THE COVENANTS OF TENANT

      16.01. If Tenant fails to pay any sum of money, other than rental, required to be paid hereunder or fails to perform any act on its part to be performed hereunder, and such failure shall continue for a period of thirty (30) days (or a reasonable period of less than thirty (30) days when life, person, or property are in jeopardy) after notice thereof by Landlord, Landlord may (but shall not be required to), and without waiving or releasing Tenant from any of Tenant's obligations, make any such payment or perform any such other act. All sums so paid by Landlord and all necessary incidental costs, including without limitation the cost of repair,

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maintenance or restoration of the Premises, if so performed by Landlord hereunder, shall be deemed additional rental and shall be payable to Landlord within five (5) days after receipt of invoice by Tenant. On default in such payment, Landlord shall have the same remedies as on default in payment of rent. The rights and remedies granted to Landlord under this Section 17 shall be in addition to, and not in lieu of all other remedies, if any, available to Landlord under this Lease or otherwise, and nothing herein contained shall be construed to limit such other remedies of Landlord with respect to any matters covered herein.

                                  SECTION 17

                     SUBORDINATION: ESTOPPEL CERTIFICATES

      17.01. Tenant agrees that Landlord may choose to make this lease subordinate or paramount to any mortgages and ground or underlying leases now or hereafter affecting the Premises and to any and all advances to be made thereunder or to be secured thereby and to the interest and charges thereon, and all renewals, replacements and extensions thereof, provided the mortgagee or lessor named in any such mortgages or leases agrees to recognize the lease of Tenant in the event of foreclosure if Tenant is not in default. Without limiting the foregoing Landlord shall use its reasonable efforts to obtain a Subordination, Non-Disturbance and Attornment agreement in form and substance reasonably acceptable to Tenant from the holder of any such mortgage or lease.

      17.02. Either party shall, without charge, within ten (10) business days after request of the other, certify by written instrument to the best of their knowledge: (a) as to whether this Lease has been modified or amended, and if so, the substance and manner of such modification or amendment; (b) as to the validity and force and effect of this Lease, in accordance with its tenor as then constituted; (c) as to the existence of any default under this Lease; (d) as to the existence of any offsets, counterclaims or defenses thereto on the part of either party; (e) as to the commencement and expiration dates of the term of this Lease; and (f) as to any other matters as may reasonably be so requested. Any such certificate may be relied upon by the party requesting it and any other person, firm or corporation to whom the same may be exhibited or delivered, and the contents of such certificate shall be binding on the party executing same.

                                  SECTION 18

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                                QUIET ENJOYMENT

      18.01. Landlord agrees that at all times when Tenant is not in default under any of the terms or provisions of this Lease beyond any applicable notice and cure period, Tenant's quiet and peaceable enjoyment of the Premises will not be disturbed or interfered with by Landlord or any person claiming by, through or under Landlord.

                                  SECTION 19

                                 HOLDING OVER

      19.01. Tenant shall pay to Landlord an amount as minimum rent equal to the regular monthly rental rate in effect each month or portion thereof for which Tenant shall retain possession of the Premises after the expiration or termination of the Initial Term or the Option Term, or of Tenant's right of possession, whether by lapse of time or otherwise.

 to have released the other for damage normally covered by such insurance.

                                  SECTION 20

                               ENTIRE AGREEMENT

      20.01. This Lease and the Exhibits attached hereto and forming a part hereof, set forth all of the covenants, agreements, stipulations, promises, conditions and understandings among Landlord and Tenant concerning the Premises and there are no covenants, agreements, stipulations, promises, conditions or understandings, either oral or written, between them other than herein set forth.

                                  SECTION 21

                                 ENVIRONMENTAL

      21.01. Landlord represents and warrants that to the best of its knowledge no Hazardous Substance (as hereinafter defined) has been used, manufactured, generated, stored, treated, processed or released at, in, on, over, under, to or from any portion of the Premises or any contiguous real property.

      21.02. Tenant shall not cause or permit, as the result of any act or omission on the part of Tenant, its agents, employees, tenants, subtenants or other occupants of the Premises to release Hazardous Substances in, on, over, under, to or from any portion of the Premises in violation of any Environmental Laws.

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      21.03. "Hazardous Substance" shall mean "solid waste" or "hazardous waste", "hazardous material", "hazardous substance", and "petroleum product" as defined in the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Hazardous Material Transportation Act, the Federal Water Pollution Control Act and the Superfund Amendments and Reauthorization Act of 1986, any laws relating to underground storage tanks, and any similar or successor federal law or applicable state and local statutes and ordinances and any rules, regulations and policies promulgated thereunder, as any of such federal, state and local statutes, ordinances and regulations may be amended from time to time (collectively, "Environmental Laws").

                                  SECTION 22

                                    GENERAL

      22.01. Many references in this Lease to persons, entities and items have been generalized for ease of reading. Therefore, references to a single person, entity or item shall also mean more than one person, entity or thing whenever such usage is appropriate. Similarly, pronouns of any gender should be considered interchangeable with pronouns of other genders.

      22.02. Any waiver or waivers by Landlord of any of the provisions of this Lease will not constitute a waiver of any later breach of that provisions and any consent or approval given by Landlord with respect to any act, neglect or default by Tenant will not waive or make unnecessary Landlord's consent or approval with respect to any later similar act, neglect or default by Tenant.

      22.03. Topical headings appearing in this Lease are for convenience only. They do not define, limit or construe the contents of any paragraphs or clauses.

      22.04. This Lease can be modified or amended only by a written agreement signed by Landlord and Tenant.

      22.05. All provisions of this Lease are and will be binding on the heirs, executors, administrators, personal representatives, successors and assigns of Landlord and Tenant.

      22.06. This Lease shall be governed by, construed and enforced in accordance with the laws of the State of Georgia and any action brought hereunder shall be brought in Georgia, notwithstanding any conflict of laws provision.

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      IN WITNESS WHEREOF, the Landlord and Tenant have executed this Lease as of the date set forth above.

                                    LANDLORD:

Subscribed before me                ERWIN FAMILY PARTNERSHIP, LLLP, A
this 6th day of April, 1999.        GEORGIA LIMITED PARTNERSHIP

                                    BY: ERWIN FAMILY HOLDINGS, INC.,

                                    GENERAL PARTNER

/S/ STEPHEN P. EWALD
WITNESS

                                    BY:/S/PAUL L. ERWIN   (SEAL)
                                          PRESIDENT

/S/ MAN WAI LAU
NOTARY PUBLIC
My Commission Expires:______

{SEAL}

                                    TENANT:

Subscribed before me                PRIMROSE SCHOOL FRANCHISING
this 6th day of April, 1999.        COMPANY

/S/ STEPHEN P. EWALD
WITNESS                             BY: /S/ PAUL L. ERWIN  (SEAL)
                                    TITLE:  PRESIDENT

 /S/ MAN WAI LAU
NOTARY PUBLIC
My Commission Expires:______

{SEAL}

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                                  EXHIBIT "A"

All that tract or parcel of land lying and being in the City of Cartersville, Bartow County, Georgia, located at the northwest intersection of South Erwin Street and Leake Street and being TRACT NO. FOUR, of plat of William C. Smith, G.R.L.S., recorded in plat book 32, page 1, Clerk's Office, Superior Court of Bartow County, Georgia, to which reference is made for a more full and complete description of the land conveyed. Said property more particularly described as follows:

BEGINNING at an iron stake located at the southeast corner of Tract No. Two, as shown on the plat above referred to, which iron pin is located on the west right of way line of South Erwin Street and running thence along said right of way line of South Erwin Street south 20 degrees 19 minutes 16 seconds east 92.05 feet to a point located on the west right of way of South Erwin Street; thence southerly, southwesterly and westerly along the arc of the curvature of the intersection of the west right of way of South Erwin Street and the north right of way of Leake Street 27.86 feet to a point located on the north right of way line of Leake Street, which point is located 25.01 feet south 25 degrees 13 minutes 55 seconds west of the previous point; thence along the north right of way line of Leake Street south 70 degrees 47 minutes 05 seconds west 175 feet to an iron pin; thence north 17 degrees 11 minutes 50 seconds west 114.85 feet to an iron pin; thence north 72 degrees 17 minutes 09 seconds east 186.77 feet to the beginning point. Said tract containing 0.488 acres.

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